Exhibit 10.21

SCIENTIFIC ADVISORY AND CONSULTING AGREEMENT

This Scientific Advisory and Consulting Agreement (this "Agreement'') dated July, 2nd, 2008 (the "Effective Date"), between Epitope Pharmaceuticals, Inc., a corporation (the "Company'" or "EPI') and Archimedes Consulting, inc, a California corporation wholly owned by Salvatore Albani, MD. Ph.D. ("Inventor'') having place of business at 629 4th Street in Encinitas, California, 92024.''Consultant'',

WHEREAS, the Company desires to engage Consultant to provide consulting services to it in connection with its business; and

WHEREAS, Consultant desires to provide consulting services to the Company in connection with its business; and

WHEREAS, Consultant has valuable expertise related to the management, development and implementation of epitope specific immunotherapies to treat autoimmune diseases; and

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.   Term of Agreement.

Commencing on the Effective Date, Consultant shall be retained by the Company for a two year period, which shall be renewable upon mutual agreement of the parties for additional one year periods. Consultant shall serve as Chair of the Scientific Advisory Board of EPI. The initial period and any extensions or renewals thereof shall constitute the "Consulting Term." This Agreement is contingent on the signing of an exclusive worldwide license agreement ("License Agreement") between Epitope Pharmaceuticals, Inc. and the Regents of the University of California ("University") relating to immunotherapeutic molecules, specifically named dnaJPl and analogs thereof for the treatment of autoimmune diseases (the "Field").

SECTION 2.   Position and Responsibilities.
.
Consultant shall serve as a consultant to the Company and render such advice and services to the Company as may be reasonably requested by the Company including, without limitation, advising the Company with respect to the direction of the Company's research and product development activities. Subject to the terms, limitations and conditions set forth herein, Consultant agrees to undertake on a best-efforts basis such consultative and advisory services as the Company shall reasonably request in connection with the Company's business.

SECTION 3.   Limitations.

(a) Consultant acknowledges that at the time of this Agreement he is under no other obligation to any third party that would interfere with his rendering consulting services to the Company. Company acknowledges that services are not provided by Consultant on an exclusive basis.

 (b) The Company acknowledges that the Consultant is not a "Contract Research Organization" or "Sponsor" as defined in Title 21 of the U.S. Code of Federal Regulations, and the Company shall retain full responsibility for the content of certain documents and regulatory submissions, for interpretation of the data contained therein and for the timing, preparation and processing of regulatory submissions. Company acknowledges that Inventor is the sponsor of IND # BB-IND 6921

(c) The Company acknowledges that the Consultant shall at all times during the term of this Agreement act as an independent contractor and not as an employee or agent of the Company, and shall not assume or incur any benefits, rights or obligations related to said employee or agent status. Neither party hereto shall be authorized to act as the agent for the other, nor shall either be bound by the acts of the other, except as otherwise specifically provided in this Agreement.

(d) The Company acknowledges that the Consultant's primary employment responsibility is to the University of Arizona, and that Consultant is bound by University employment and business conduct and policies: including those related to consulting and extramural activities, and that Consultant's obligations under University's policies takes priority over any obligations that Consultant may incur to the Company pursuant to this Agreement. Furthermore, University, as employer of Consultant, places certain limitations upon the total amount of time that may be spent on Consultant's activities that are not related to his employment by University, and the Company agrees that those limitations, which are subject to change at the sole discretion of University, shall not be exceeded by the Company's requests for Consultant's services. The Company further acknowledges that all such consulting services must take place at such times when the Consultant is not otherwise engaged in activities related to his employment with University. This agreement is subject to the rules governed by the University. Company will cooperate with Consultant to amend this agreement in order to fulfill such rules, including the definition of the final beneficiary of the equity vesting schedule, which may require transfer of equity to a trust for the beneficiary of the Consultant.

(e) The parties hereto agree that the Consultant's services to the Company shall not include proprietary information of University, nor make use of University's time or resources, without prior written agreement of University. Additionally, the parties agree that the Consultant's services shall not restrict or hinder his ability to conduct current or foreseeable research independently or on behalf of the University of Arizona, nor, unless otherwise agreed, limit Consultant's ability to publish work generated independently from this Agreement.

(f) Nothing contained in this Agreement shall be construed as granting any right to the Company to use in advertising, publicity, or other promotional activities the name of the Consultant, without the prior written consent of the Consultant, provided, however, that the Company may use the names of the Consultant, where the use of such names may be required by law, without such prior written consent.

SECTION 4.   Compensation.

(a) As compensation for the performance of his duties on behalf of the Company, Consultant shall be compensated during the consulting Term at an annual rate of forty thousand dollars ($40,000), payable monthly in advance.

(b) Equity Vesting Schedule:
Upon the successful completion of the following events, the Consultant shall be issued a number of shares of common stock equal to the following percentages:

(a)	Upon the execution of this Agreement, EPI shall issue a number of shares of common stock to the Consultant equal to twelve point five percent (12.5%) of EPI on a fully diluted basis at the time of execution of the Agreement.

(b)	Upon the initiation of a phase IIb clinical trial for any molecule for which EPI has licensed patent rights from the University, EPI shall issue a number of shares of common stock to the Consultant equal to 2% of EPI at the time of the execution of the Agreement.

(c)	Upon the initiation of a phase III clinical trial for any molecule for which EPI has licensed patent rights from the University, EPI shall issue a number of shares of common stock to the Consultant equal to 3% of EPI at the time of the execution of the Agreement.

(d)	Upon the acceptance of an New Drug Applications filing or equivalent by the U.S. Food and Drug Administration for any molecule for which EPI has licensed patent rights from the University, EPI shall issue a number of shares of common stock to the Consultant equal to 2% of EPI at the time of the execution of the Agreement.

(e)	The provisions will remain valid in the case of sale, liquidation, merger, acquisition, IPS, change of control

(c)  Stock Option Agreement

As part of Consultant's ongoing advisory services, the Consultant will also receive an option to purchase a number of shares of common stock equal to five percent of EPI. This option will be exercisable for a period of ten years at an exercise price corresponding to the fair market value per share at the time of granting such option (i.e. date of execution of this agreement). These options will begin to vest upon finalization of the licensing agreement between the Company and University and continue to vest on an annual basis over a five year period, unless this Agreement is terminated earlier or until liquidity or exit are achieved, whichever comes first, in which case Consultant will be vested in full

(d) Consultant will file his own tax returns on the basis of his status as an independent contractor for the reporting of all income, social security, employment and other taxes due and owing on the consideration received by him under this Agreement. Consultant shall be solely responsible for, and shall pay, such taxes in accordance with applicable law. Similarly, Consultant shall not be entitled to benefits specifically associated with employment status~ such as medical~ dental and life insurance, stock or stock options of the Company and shall not be entitled to participate in any other Company benefit programs. As an independent con1ractor, Consultant acknowledges, understands and agrees that he is not, and shall not represent himself to third parties as being, the agent or representative of the Company nor does he have, and shall not represent himself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Company, as its agent, representative or otherwise, except as specifically set forth herein.

(e) Commensurate with the execution of this Agreement, the Consultant agrees to allow Company to cross reference IND number BB-6921 held by the Inventor for the purpose to enable development, and to grant to the Company access to any and all amendments and all non¬clinical and clinical data generated to date under this IND regarding the Field. Inventor will collaborate with EPI and facilitate to the best of his resources execution of the EPI clinical development program and related contacts with FDA. Such access will be exclusive with regards to the commercial development of the Field.

SECTION 5.   Expenses.

The Company shall reimburse Consultant for all normal, usual and necessary expenses incurred by Consultant in furtherance of the business and affairs of the Company against receipt by the Company of appropriate vouchers or other proof of the Company's expenditures and otherwise in accordance with such expense-reimbursement policy as may from time to time be adopted by the Company.

SECTION 6.   Confidential Information.

(a) Consultant agrees that during the course of his Consulting Term or at for a period of 5 (five) years after termination, he will keep in strictest confidence and will not disclose or make accessible to any other person without the written consent of the Company, the Company's products: services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 7) (all the foregoing is referred to herein as the "Confidential Information"). Consultant agrees: (i) not to use any such Confidential Information for himself or others, unless such information was developed by consultant under the boundaries of this agreement and consultant desires to use it for non-commercial purposes such as publication and Company agrees to such uses; and (ii) not to take any such material or reproductions thereof from the Company's facilities at any time during his Consulting Term except, in each case, as required in connection with Consultant's duties to the Company.

Notwithstanding the foregoing, the parties agree that Consultant is free to use (i) Information and knowledge owned by Consultant outside of the Field; ii) Knowledge of the Field developed independently at any time by Consultant outside of the work specifically assigned to Consultant; iii) information in the public domain not as a result of a breach of this Agreement, (iv) information lawfully received from a third party who had the right to disclose such information and (v) Consultant's own independent skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as Consultant and that, at all times, Consultant is free to conduct any research

(b) Except with prior written authorization by the Company, Consultant agrees not to disclose or publish any of the Confidential Information or any confidential, technical or business information of any other party to whom the Company owes an obligation of confidence, at any time during or after his engagement by the Company.

(c) Upon written notice by the Company, Consultant shall promptly redeliver to the Company, or, if requested by the Company, promptly destroy all written Confidential Information and any other written material containing any information included in the Confidential Information (whether prepared by the Company, Consultant, or a third party), and will not retain any copies, extracts or other reproductions in whole or in part of such written Confidential Information (and upon request certify such redelivery or destruction to the Company in a written instrument reasonably acceptable to the Company and its counsel).

(d). In the event that Consultant is requested or required (by oral questions, deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose all or any part of any Confidential Information, Consultant will proved the Company with prompt notice of such request or requirement: as well as notice of the terms and circumstances surrounding such request or requirement, so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. In such case, the parties will consult with each other on the advisability of pursuing any such order or other legal action or available steps to resist or narrow such request or requirement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Consultant is, in the opinion of counsel reasonably acceptable to the Company: legally compelled to disclose Confidential Information, Consultant may disclose that portion of such information which counsel advises Consultant that it is legally compelled to disclose. In any event, Consultant will use its best efforts to obtain and will not oppose action by the Company to obtain, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosure of such information
.
SECTION 7.   Ownership Of Proprietary Information.

(a)Consultant agrees that all information that has been created, discovered or developed by the Company, its subsidiaries: affiliates, licensors, licensees, successors or assigns (collectively, the "Affiliates"), during the Consulting Term and information relating to the Company's customers, suppliers: consultants, and licensees, and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection. All the aforementioned information is hereinafter called "Proprietary Information."

(b) Notwithstanding any other provision to the contrary, the Company will have no rights, solely by reason of this Agreement, in any document, material, invention, information, improvement or other intellectual property whatsoever, whether or not publishable, patentable or copyrightable that is or was generated as a result of the Consultant's activities independently from this Agreement.

SECTION 8.   Termination.

The Consultant and the Company shall have the absolute right to terminate this Agreement at any time upon thirty (30) days' prior written notice to either party. This Agreement shall automatically terminate upon the termination of the License Agreement entered into by and between the Company and University. Upon termination, the equity vesting schedule shall terminate and the Consultant shall be permitted to keep all vested equity instruments.

SECTION 9.   Notices.

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one day after being sent by Federal Express or similar overnight delivery; or three days after being mailed registered or certified mail, postage prepaid, to a party hereto at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party to this Agreement.

If to Company:

Epitope Pharmaceuticals, Inc.
 9100 South Dadeland Blvd.
Suite 1809
Miami, FL 33156
Attn: Nicholas Stergis, Vice Chairman

If to Consultant:

Archimedes Consulting, Inc,
Salvatore Albani, M.D., Ph.D, President

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above,

CONSULTANT:

By:  /s/ Salvatore Albani
Name: Salvatore Albani, M.D., Ph.D,
President, Archimedes Consulting Inc

EPTITOPE PHARMACEUTICALS, INC

By:  /s/ Nicholas Stergis
Name: Nicholas Stergis
Title:  Vice Chairman